UNITED STATES
SECURITY AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VITASTI, INC.

Delaware               5499            98-0207081
                                        (State or Jurisdiction of Incorporation or             (Primary Standard Industrial                    (I.R.S Employer Identification Number)
                                                Organization)                                     Classification Code Number)

100-1001 Churchill Crescent
North Vancouver, B.C. V7P 1T2
Canada
(604) 980-6693
(Address and Telephone Number of Principal Executive Offices)

The Company Corporation
2711 Centerville Road, Suite 400
Wilmington, DE 19808
(302) 636-5440
(Name, Address and Telephone Number of Agent for Service)

Copy of all Communications to:
Wade D. Huettel, Esq.
3580 Utah Street
San Diego, CA 92104
(619) 892-3006

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is deemed effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class of Securities To Be Registered	Number of Units/Shares To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee

Common Stock (2)	5,933,331	$.105	$622,999.76	$78.93

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), based on the average of the bid and ask prices for the Registrant’s common stock as reported on the OTC Bulletin Board on June 28, 2005.

(2)
Includes shares of our common stock, no par value, which may be offered pursuant to this registration statement, which shares are issuable pursuant to the exercise of warrants by some of the selling stockholders. We are also registering such additional shares of common stock as may be issued as a result of stock-splits, stock dividends and similar transactions pursuant to Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 100% of the number of shares of our common stock issuable pursuant to the warrants assuming the issuance price will be at $0.15 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

VITASTI, INC.

5,933,331 SHARES OF COMMON STOCK
________________________________

This prospectus relates to the resale by certain selling stockholders of up to 5,933,331 shares of common stock of Vitasti, Inc. issuable to the selling stockholders:

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “VITS.” On June 28, 2005 the closing bid price for one share of our common stock was $0.09. We do not have any securities that are currently traded on any other exchange or quotation system.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 9 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 30, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
THE OFFERING
USE OF PROCEEDS
RISK FACTORS
SELLING SHAREHOLDERS
CIRCUMSTANCES UNDER WHICH THE SELLING STOCKHOLDERS ACQUIRED SECURITIES
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF COMMON STOCK
LEGAL MATTERS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
INTEREST OF NAMED EXPERTS AND COUNSEL
EXPERTS
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
DESCRIPTION OF BUSINESS
FORWARD-LOOKING STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS
DESCRIPTION OF PROPERTY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
DIVIDEND POLICY
EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
FINANCIAL STATEMENTS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
OTHER EXPENSES
RECENT SALES OF UNRESTRCTED SECURITIES
EXHIBIT INDEX
UNDERTAKINGS
SIGNATURES

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Each reader is strongly encouraged to read the entire prospectus carefully prior to making any investment decision.

Overview

Vitasti, Inc. is a health and wellness company focusing on the production and distribution of food products and services in the health food industry. The company’s current business activities include retail, online retail, distribution, manufacturing and franchise venture within the low carbohydrate and sugar-free area with its first retail store opened July 4, 2003. Vitasti Inc.’s central focus is on the Canadian and Asian markets, with an eye to expansion internationally. Our goal is to provide customers with a wide variety of products not available in the North American and Asian markets.

Our fundamental goal is to provide our customers exceptional quality in the food and products we carry. We understand the importance of customer service and will provide our clientele a caring, professional and welcoming environment.

The main trends and characteristics of North American food consumption include:

•	a desire for genuine, natural and fresh products
•	growing demand for light or dietetic products
•	increased importance of breakfast and snacking in the diet
•	increased emphasis on time saving meals, although not to the extent that quality is sacrificed due to an increase in the number of working women
•	emergence of a new, educated consumer who wants more nutritional information and more services value

The health food and products segment is considered one of the fastest growing retail sectors in North America and Asia. The typical health food consumer is between 20-64 years old, and is in the middle to upper income bracket.

We focus on selling our product through various distribution channels (online sales, retail sales through our own store(s) and other health and food stores) we believe that we will be able to meet the demand for products in the low carbohydrate sugar free market.

We currently focus our sales efforts through the following outlets:

1.     Our Own Retail Stores: Through a chain of traditional brick-and-mortar retail stores we bring our products directly to the consumer, a majority of the products that we carry consist of food items for those on low carbohydrate and sugar free program along with other weight loss programs. Our stores offer packaged food products, in-store delis and weekly seminars and cooking classes.

2.     Distribution to Chain Stores and Superstores: We continually seek to foster and develop working relationships with these organizations to offer our products in their stores. We currently have a test pilot taking place at IGA in two of their most profitable locations (Whistler, BC and Gibsons, BC).

3.     Internet Retail: Through the World Wide Web we have the ability to reach mass markets through our online retail website (www.vitasti.com, www.lowcarbcentre.com and www.carbcraveralternatives.com).

4.     Others: We will continually seek out and evaluate alternate channels through which people will buy our products, usually variations of the main three types above including health food stores, gyms, convenient stores and kiosks.

5.     Manufacturing: We will manufacture a line of our own products and distribute them via distribution companies and are currently exporting to South Korea.

The Offering

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 5,933,331 shares of our common stock issued to selling stockholders. The selling stockholders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling stockholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution.”

Number of Shares Outstanding

There were 33,186,966 shares of our common stock issued and outstanding as of June 13, 2005.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholder. We will, however, incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The following selected consolidated financial data has been derived from our consolidated financial statements. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and related notes. The following information is presented as of and for the periods set forth below.

	Three Months Ended March 31, 2005 (CAD) (Unaudited)	Seven Months Ended December 31, 2004 (USD)
Revenue	$100,486	$67,414
Operating Expenses	419,339	2,011,547
Loss on Discontinued Segment	-	(501,843)
Net Loss	(318,853)	(2,445,976)
Current Assets	98,805	91,641
Total Assets	282,569	244,307
Current Liabilities	269,126	360,564
Total Liabilities	269,126	360,564
Stockholders’ Equity (Deficit)	13,443	(116,257)

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may impair our business. Any adverse effect on our business, financial condition, or results of operations could result in a decline in the trading price of our common stock and the loss of all or part of your investment.

Risks Related to our Business and Industry

We have a limited operating history and cannot assure that our business will be profitable or that our business strategy can be implemented effectively, which raises substantial doubt as to our ability to continue as a going concern.

Vitasti, Inc. is recently formed and has a very limited operating history and a lack of significant assets. Vitasti's prospects are subject to the substantial risks, expenses and difficulties frequently encountered in the establishment and growth of a new business in the food industry, which is characterized by a significant number of market entrants and intense competition, as well as the various risk factors described herein. Accordingly, we may incur losses in the future as a result of the implementation of its business strategy, even if revenues increase significantly. We can provide no assurance that our business strategy will prove successful or that we will be profitable in the future. These factors raise substantial doubt as to our ability to continue as a going concern should we not be able to execute our acquisition plan.

The application of the going concern concept is dependent upon our ability to receive continued financial support from external investors and attain profitable operations through our operational and expansion strategy. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Management plans to obtain equity and debt financing from external investors and to actively pursue profitable expansion and acquisitions.

There can be no assurance that management's plan will be successful. Failure to obtain the support of additional external investors to finance our acquisition strategy will impair our ability to continue as a going concern.

Our product diversification is limited, and we can provide no assurance that the popularity of low-carbohydrate diets will continue or that consumers will accept our existing and future products.

Consumer preferences for food and beverage products, especially health and diet-oriented products such as those we intends to sell, are continually changing and are extremely difficult to predict. Much of the demand and popularity of low-carb foods and beverages is a result of the perceived health benefits and effectiveness of a low-carbohydrate diet and the increased popularity of low-carbohydrate weight loss methods such as the Atkins diet. The views of medical professionals and consumers as to the benefits and effectiveness of a low-carbohydrate diet may change and will have a significant influence on demand for our products. We can provide no assurance that we will succeed in the development of any new products or that any new products developed by us will achieve market acceptance or generate meaningful revenue. The fact that our products currently consist almost entirely of low-carbohydrate products, will increase the potential adverse effects associated with changes in consumer preferences away from low-carb diet products.

Risks Relating to our Expansion Strategy

Additional Financing

A primary element of Vitasti’s business strategy is the acquisition, development and expansion of healthy food and beverage brands and products. It is likely that Vitasti will require outside financing (debt or equity) in connection with any future acquisitions, in connection with the expansion of business through non-acquisition means, as a result of any future operating losses, or to provide working capital for general corporate purposes.  There can be no assurance that any such required financing will be available or, if available, on terms attractive to Vitasti.  Any third party financing obtained may result in dilution of the equity interests of our shareholders. In the event that we are unable to obtain financing on favorable terms, we may not be able to successfully implement our business plan and its financial condition and results of operations would be adversely affected.

Pursuit of our acquisition strategy could result in unforeseen losses and diversion of time and resources.

A primary element of our business strategy will be the pursuit of strategic acquisition opportunities for the purpose of expanding, complementing and/or diversifying Vitasti’s product offerings and business.  Such strategic acquisitions are likely to continue to comprise an element of our business strategy for the foreseeable future.  However, we can provide no assurance that we will be able to identify, finance and complete additional suitable acquisitions on acceptable terms, or that future acquisitions will be successful.  Failure to acquire additional healthy food products or businesses may result in a failure to realize operating efficiencies and economies of scale and could prevent us from obtaining the sales volume necessary to most effectively negotiate with customers and suppliers. This, in turn could, hinder our profitability.

In addition, any future acquisitions could divert management’s attention from the daily operations and otherwise require additional management, operational and financial resources.  Acquisitions may also involve a number of other risks, including adverse short-term effects on operating results, dependence on retaining key personnel and customers, and risks associated with unanticipated liabilities or contingencies.

Risks Relating to Our Business Operations

Infringement

We have developed many products that have been made available to the general public. These include recipes and products that we develop and market under the Vitasti and Low Carb Centre brand names. Currently, we have not sought patent protection for such technology and it is unlikely that patent protection would be available. We expect to rely on the complexity of the formulas, trade secrecy laws and on confidentiality agreements in order to protect any proprietary formulas and processes. However, there can be no assurance that such methods will be effective in preventing competitors or our third-party suppliers and manufacturers from utilizing these formulas and processes to produce competing products. If our competitors introduce products that utilize formulas and manufacturing methods that are similar or substantially the same as those currently manufactured, or that may in the future be manufactured, by Vitasti, our sales, financial condition and prospects could be adversely affected.

Additionally, we have not attempted to ascertain or evaluate whether the formulas and processes utilized by us infringe on the patent or proprietary rights of others. As a result, we may be subject to infringement claims. Any such claims, whether with or without merit, can be time consuming and expensive to defend, may divert management's attention and resources, could cause product shipment delays and could require us to enter into costly royalty or licensing agreements. If a successful claim of product infringement is brought against us the inability to license the infringed or similar intellectual property could adversely affect our business.

Governmental regulation could result in increased costs of labeling, periodic audits and compliance as well as temporary stoppage of the distribution of our products.

Companies engaged in the manufacture, packaging and distribution of food items are subject to extensive regulation by various government agencies, including the Canada Health, the FDA and the USDA, which, pursuant to statutes, rules, and regulations, prescribe quality, purity, manufacturing and labeling requirements. Food products are often subject to “standard of identity” requirements, which are promulgated at either the federal or state level to determine the permissible qualitative and quantitative ingredient content of food. To the extent that any product that we seek to market does not conform to an applicable standard, special permission to market such a product is required. United States product labels are subject to regulation by the USDA and/or the FDA. Such regulations include standards for product descriptions, nutritional claims, label format, minimum type sizes, content and location of nutritional information panels, nutritional comparisons, and ingredient content panels. Vitasti's labels, ingredients and manufacturing processes may be subject to inspection by the FDA and USDA.

Food and beverage manufacturing facilities are subject to inspections by various regulatory authorities. A finding of a failure to comply with one or more regulatory requirements can result in the imposition of sanctions including the closing of all or a portion of a company's facilities, subject to a period during which the company can remedy the alleged violations. While we believe that all of the distributors used by Vitasti are in compliance in all material respects with governmental regulations regarding current products and have obtained the material governmental permits, licenses, qualifications and approvals required for our operations, we or they may be unable to comply with such laws and regulations in the future or new governmental laws and regulations may be introduced that could prevent or temporarily inhibit the development, distribution and sale of Vitasti products to consumers.

Federal regulatory authorities, including the FDA and FTC, have indicated that they are considering the development and implementation of rules and regulations that would specifically apply to the low-carbohydrate food and beverage industry. Such changes could adversely affect sales and margins of Vitasti, its financial condition and prospects. Additionally, as a marketer of products that are ingested by consumers, Vitasti will be subject to the risk that one or more of the ingredients in products sold by them may become the subject of adverse regulatory action at the state or federal level. Such actions could include sales restrictions or prohibitions, labeling requirements or reformulation, any of which could reduce our ability to generate revenues.

Vitasti’s inability to compete effectively in the packaged and specialty food and beverages industry could cause the loss of our business.

The market for packaged foods and beverages in general, and specialty foods and beverages such as those that we expect to sell, is intensely competitive. We compete directly with manufacturers and distributors of other low-carbohydrate and diet/health-oriented foods and beverages, and compete generally with manufacturers and distributors of other packaged foods and beverages. Competitive factors in the packaged food and beverage industry and the low-carb food and beverage segment include product quality and taste, brand awareness among consumers, access to supermarket and other retail shelf space, price, advertising and promotion, variety of products offered, nutritional content, product packaging and package design.

Some of the competitors and potential competitors that we will face are part of large, diversified food and beverage companies, such as Kraft Foods and PepsiCo, which have greater financial resources and a wider range of product offerings than Vitasti. If these larger competitors choose to introduce products similar to Vitasti’s at lower prices, our ability to expand its market presence in new markets and to retain market share in existing markets may be adversely affected and margins would suffer. We lack the resources to advertise and promote its products on the scale that certain of its larger competitors use to foster brand recognition of their products. If we are unable to effectively promote its brands and products, the resulting lack of consumer demand could cause retailers to not allocate shelf space to Vitasti's products on favorable terms, if at all. Any failure to secure and maintain retail shelf space would have a significant negative impact on operating results. As we enter new markets, it may encounter competition from regional manufacturers and distributors not active in Vitasti's established markets. If these competitors use price promotions or advertising campaigns to stimulate demand for their products, we could be forced to compete using similar programs, thereby increasing its costs and reducing its margins. The competitive environment for low-carb products could adversely affect future sales and profits, financial condition and liquidity and its ability to grow its business. We may be unable to compete effectively in the markets it enters.

Our inability to secure retail shelf space could limit our ability to generate revenues and sustain profitability.

Successful marketing of food and beverage products generally depends upon obtaining adequate retail shelf space for product display, particularly in supermarkets, supercenters and other large packaged food and beverage retailers. Retailers have a finite amount of shelf space in each of their stores on which food and beverage products are stocked. Like all food manufacturers, retailers may remove Vitasti products from store shelves at any time if a retailer determines that sales of such products are falling short of expectations. Products of smaller companies such as ours are more likely to be removed from store shelves than products marketed by bigger manufacturers since larger companies can afford more expansive promotions and advertising campaigns. Ultimately, however, the decision about whether to remove or relocate a product will depend on its sales and retail margins, and how these compare to existing or new products.

There can be no assurance that Vitasti products will compare favorably in sales and retail margins to existing or new food products that may be introduced in the future. Also, retailers can at their discretion relocate products to lower or higher shelf space that may make it more difficult for consumers to see or find Vitasti products. If we lose shelf space, are unable to secure shelf space, or if our products are given less favorable shelf locations, sales and financial performance will be adversely affected.

The lack of long-term agreements with retailers or distributors increases our risk of returned products and could cause a loss of revenues.

We do not have, and do not expect to establish, any long-term agreements with any of their respective retail customers or distributors. As a result, arrangements with respect to pricing, shelf space, cooperative advertising or special promotions, among other things, may be subject to periodic negotiation with each retailer or distributor. It is expected that retailers and distributors will make no binding long-term commitments to Vitasti regarding purchase volumes and will make all purchases through short term or one-time purchase orders. It is likely that retailers or distributors could reduce their overall purchases of Vitasti products, the number and variety of such products that they carry and the shelf space allotted for our products or otherwise materially change the terms of the relationship at any time. If any retailer or distributor insisted on returning products for any reason, it is likely that we would be forced to accept the returns as a practical matter, regardless of its legal rights. Any reduction in purchases or increase in returns could significantly harm business, financial condition and operating results.

Concentration of ownership in the food and beverage retail industry and the distribution of our products through a small number of distributors could limit or reduce our revenues.

A large portion of the historical sales of Vitasti were through our retail and e-retail outlets. Consolidation among grocery stores, retail “supercenters” and club stores, has resulted in a significant concentration of ownership of food and beverage retail sales. As a result, Vitasti's future success may be dependent upon our ability to create and maintain relationships with these large retailers and distributors on both a regional and national level. If we is unsuccessful in gaining entry to regions or in convincing individual chains or stores to carry its product lines, we may be unable to grow or generate profits. Retailers continually evaluate the sales performance of products they carry and if sales of Vitasti's products do not meet expectations, one or more of our customers may discontinue carrying our product lines which would cause a reduction in our revenues.

Demand and supply fluctuations as well as variable or unexpected costs in the food and beverage industry could cause a decline in our revenues or prevent our making a profit.

The food and beverage industry, and the markets within the food and beverage industry in which Vitasti expects to compete, are subject to various risks, including: adverse changes in general economic conditions; evolving consumer preferences; nutritional and health-related concerns; federal, state and local food inspection and processing controls; oversupply of certain products at the wholesale and retail levels; consumer product liability claims; risks of product tampering; and the availability and expense of liability insurance, and other factors that are beyond Vitasti's control. Any of these factors could cause our revenues to decline or prevent our making a profit.

Product liability claims, even if invalid, could pose unexpected costs and thus hamper our profitability.

As a manufacturer and marketer of consumer food and beverage products, Vitasti may be subjected to various product liability claims.  There can be no assurance that any product liability insurance maintained by us will be adequate to cover any loss or exposure for product liability, or that such insurance will continue to be available on terms acceptable to Vitasti.  Any product liability claim not fully covered by insurance, as well as any adverse publicity from a product liability claim, could have a material adverse effect on the financial condition or results of operations of Vitasti.

Our reliance on third-party producers could cause an interruption in the supply of our products which, in turn, could cause Vitasti to lose revenues.

A significant portion of the products sold by Vitasti are manufactured and packaged pursuant to production agreements pursuant to which such third parties agree to produce and warehouse product lines. We expect that a large portion of any future products will be manufactured and packaged pursuant to similar third-party agreements. If any of our significant third-party producers terminated its relationship with us or were prevented from meeting our production needs on a timely and cost-effective basis for any reason, including regulatory or other actions taken by third parties, credit constraints on Vitasti or such producers, capacity limitations or incorrect estimation of demand or production, competition for production resources, constraints in the supply of raw materials, increases in ingredient costs or the costs of production, or natural disaster, acts of terrorism or other disruptions, the resulting interruption or cessation of production would severely affect operations and customer relationships. Vitasti may not be able to find an alternative third party producer that would agree to and could reliably manufacture products on a timely and cost effective basis. Any failure by us to find alternative production sources could result in a loss of revenues and potential profits.

Shipping disruptions or the addition of fuel surcharges could result in increased costs causing a reduction in our potential profits.

Vitasti and its third-party producers rely on common carriers to ship virtually all of its products to customers and to secondary distribution facilities. These common carriers also ship ingredients, raw materials, cans, packaging and labels to third-party producers from their respective suppliers. Any disruption or slowdown in deliveries of our products, ingredients or supplies caused by labor strikes, other labor disputes, weather conditions or other causes could significantly harm Vitasti’s business. Recent increases in diesel and other energy costs have led some common carriers to propose or implement fuel surcharges on some longer delivery routes. If fuel costs rise and more common carriers implement these charges, Vitasti's operating costs and costs of good sold may increase and its margins may suffer.

Fluctuations in prices and availability of supplies could drive up our production costs or prevent us from selling certain products altogether.

The manufacturing costs for any of our products will be subject to fluctuations in the prices of underlying ingredients.  Although we believes that its requirements for products and ingredients are readily available and that its business success is not dependent on any single supplier, the failure of certain suppliers to meet performance specifications, quality standards or delivery schedules of Vitasti or third-party manufacturers retained by Vitasti, could make production more costly or prevent us from producing certain products.  In particular, a sudden scarcity, a substantial price increase, or an unavailability of product ingredients could increase our costs or cause us to curtail production of certain products which could reduce our potential profits.  We can provide no assurance that alternative ingredients would be available when needed and on commercially attractive terms, if at all.

Management's other activities may conflict with oversight of Vitasti.

Certain of the officers of Vitasti may be required to devote a portion of their time to other business activities and personal investments. In addition, certain members of our management may serve as managers of other businesses or entities. This may create conflicts of interest with respect to the allocation of time. Vitasti will attempt to resolve these conflicts in a manner that does not disrupt the operations. However, to the extent that one or more members of Vitasti's management team are unavailable to Vitasti, Vitasti operations may be materially and adversely affected.

Existing stockholders and management control.

The existing stockholders of Vitasti, including members of our management team, and in particular Tammy Lynn McNabb (or her affiliate), control a significant amount of outstanding Common Stock. As a result, Vitasti's management will be able to elect all or many of its directors and otherwise control through their collective stock ownership the business policies and operations of Vitasti and the amount of compensation the officers will receive.

Vitasti does not intend to pay dividends on its common stock or preferred stock (other than cumulated but unpaid dividends on the preferred stock) in the foreseeable future.

There can be no assurance that the operations of Vitasti will result in sufficient revenues to enable Vitasti to operate at profitable levels or to generate positive cash flows. Any cash that might be available for dividends will be used instead to expand business. Payment of any dividends in the future will depend on the financial condition, results of operations and capital requirements, as well as other factors deemed relevant by the Board of Directors.

The market for our common stock is volatile and it trades on low volume which could make our shares difficult to value and illiquid.

The common stock of Vitasti is traded on the OTC Bulletin Board. The trading volume of the Vitasti common stock historically has been limited and sporadic, and the stock prices have been volatile. As a result of the limited and sporadic trading activity, the quoted price for the Vitasti common stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The price at which the common stock will trade may fluctuate as a result of a number of factors, including, without limitation, quarterly variations in operating results and actual or anticipated announcements of new products, positive or negative announcements by competitors as well as the number of shares available for sale in the market. In addition, sales by our current stockholders, under Rule 144 or other exemption from the Securities Act, if available, or pursuant to an effective registration statement, could have a depressive effect on the price of the Common Stock.

Risks associated with low-priced securities may affect the market value of our stock.

Vitasti's common stock may be subject to rules promulgated by the SEC relating to “penny stocks,” which generally apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ Small-Cap or National Market Systems, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell the Vitasti Common Stock and may affect any secondary market for Vitasti Common Stock. These rules could also hamper our ability to raise funds in the primary market for Vitasti Common Stock.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and subscription agreements held by these selling stockholders. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable pursuant to the convertible promissory notes is based on the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable pursuant to convertible promissory notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

Unless otherwise indicated, none of the other selling stockholders have held any position or office within our company, nor have they had any other material relationship with us in the past three years, other than in connection with transactions pursuant to which the selling stockholders acquired convertible notes and warrants. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

Certain of the individuals listed below received the shares offered hereby in connection with the merger described under the caption “Description of Business - Merger.” In connection with the merger, we agreed to prepare and file at our expense, as promptly as practical, a registration statement with the Securities and Exchange Commission covering the resale of the shares received in the merger by the individuals listed below.

The following table sets forth, to the Company’s best knowledge and belief, with respect to the selling security holders:

•	the number of shares of common stock beneficially owned as of June 2, 2005 and prior to the offering contemplated hereby,

•	the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus,

•	the number of shares owned by each selling security holder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

•	the percentage of shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby, and

•
in notes to the table, additional information concerning the selling security holders including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

Selling Shareholders
	Number of Shares of Common Stock Owned Before Offering	Number of Shares To Be Offered	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Tammy McNabb (1) (2)	12,488,600	1,250,000	11,238,600	-
Dawn Boblin (3)	558,997	558,997	-	-
Charles Bilash (4)	80,000	80,000	-	-
Brian and Linda Gardner (5)	703,781	703,781	-	-
Rock On Investments (6)	200,000	200,000	-	-
Jackie Oord (7)	60,000	60,000	-	-
Bill Wengzynowski (8)	80,000	80,000	-	-
Douglas Gardner (9)	422,599	422,599	-	-
Kate Stoker (10)	16,000	16,000	-	-
Mike Vansickle (11)	140,000	140,000	-	-
Patrick Higgins (12)	225,000	225,000	-	-
John Cowen (13)	225,000	225,000	-	-
Lisa McNabb (14)	386,000	386,000	-	-
Luis Carrillo (15)	100,000	100,000	-	-
Marty & Sharon Glazier (16)	258,408	258,408	-	-
Karen Imlah (17)	31,662	31,662	-	-
Bev & Richard Williams (18)	130,604	130,604	-	-
Jamie McNeil (19)	30,000	30,000	-	-
Mike Saunders (20)	50,000	50,000	-	-
Mark Reis (21)	40,000	40,000	-	-
655888 BC Ltd. (22)	40,000	40,000	-	-
Paul Stark (23)	48,000	48,000	-	-
Wes Miller (24)	48,000	48,000	-	-
Kent Neuman (25)	48,000	48,000	-	-
Ron German (26)	40,000	40,000	-	-
Matt Hay (27)	80,000	80,000	-	-
Sean Dickinson (28)	40,000	40,000	-	-
Rob Hutchison (29)	250,000	250,000	-	-
Jeanne & Kenny Chow (30)	1,471,280	351,280	1,120,000	-

CIRCUMSTANCES UNDER WHICH THE SELLING STOCKHOLDERS ACQUIRED SECURITIES

Convertible Promissory Notes

In late 2004, we issued convertible promissory notes for a total amount of USD$221,962. The Company also issued warrants valued at USD$43,257 which was recorded as a debt discount against the carrying value of the debt.

Shares of Common Stock

The Notes were converted into 1,695,452 shares of the Company’s common stock at $0.125 on January 11, 2005.

Warrants

Some of the Note Holders were issued warrants exercisable into such number of shares of common stock equal to 25% of the principal amount of the Note payable by the Company to each individual Note Holder. The warrants expire on November 30, 2007. Such warrants are exercisable into shares of common stock at a price per share of $0.15.

Conversion of Current Liabilities

We entered into one agreement with a creditor in the first quarter of 2005 for the conversion of approximately CAD$23,320 of current liabilities into 250,000 shares of common stock. The current liabilities were the result of professional services provided to us and the release and settlement of outstanding debts due and owing creditors of the Company.

Shares Issued under Acquisition Agreement

As consideration for entering into the LCC Transaction, as defined and described below, the shareholder of the LCC Group were issued 14,743,199 newly issued shares (the “LCC Shares”) of the Registrant. The terms and conditions of the Acquisition Agreement were determined in arm’s length negotiations between the Registrant and the LCC Group. The purchase price amounted to USD$89,934, or CAD$106,666, consisting of the fair value of the LCC Shares issued at the effective date of the purchase. Following the closing of the LCC Transaction, the LCC Shares were issued to the shareholders of the LCC Group.

(1)
Tammy-Lynn McNabb received 11,368,600 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Tammy-Lynn McNabb held in the LCC Group. During 2005, Tammy-Lynn McNabb has paid approximately 887,846 shares to eight (8) former LCC Group debt holders (the “Debt Holder Shares”) from the shares that she received as part of the LCC Transaction. The entire amount of the Debt Holder Shares are being registered as part of the 1,250,000 shares owned by Tammy-Lynn McNabb that are being registered hereunder.

(2)	Tammy-Lynn McNabb received 1,120,000 shares in lieu of cash compensation and a cash performance bonus.
(3)
Dawn Boblin received 120,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Dawn Boblin held in the LCC Group. Dawn Boblin received 438,997 shares following the conversion of the Note on January 11, 2005.

(4)	Charles Bilash received 80,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Charles Bilash held in the LCC Group.
(5)
Brian and Linda Gardner received 400,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Brian and Linda Gardner held in the LCC Group. Brian and Linda Gardner received 303,781 shares following the conversion of the Note on January 11, 2005.

(6)	Rock On Investments received 200,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Rock On Investments held in the LCC Group.
(7)	Jackie Oord received 60,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Jackie Oord held in the LCC Group.
(8)	Bill Wengzynowski received 80,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Bill Wengzynowski held in the LCC Group.
(9)	Douglas Gardner received 422,599 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Douglas Gardner held in the LCC Group.
(10)	Kate Stoker received 16,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Kate Stoker held in the LCC Group.
(11)
Mike Vansickle received 40,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Mike Vansickle held in the LCC Group. Mike Vansickle received 100,000 shares following the conversion of the Note on January 11, 2005.

(12)	Patrick Higgins received 225,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Patrick Higgins held in the LCC Group.
(13)	John Cowen received 225,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that John Cowen held in the LCC Group.
(14)	Lisa McNabb received 386,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Lisa McNabb held in the LCC Group.
(15)
Luis Carrillo received 100,000 shares as part of the LCC Transaction. These shares were assigned to Luis Carrillo by Business Consulting Group Unlimited (“BCGU”) as part of the shares that BCGU received from the LCC Transaction.

(16)	Marty & Sharon Glazier received 258,408 shares following the conversion of the Note on January 11, 2005.
(17)	Karen Imlah received 31,662 shares following the conversion of the Note on January 11, 2005.
(18)	Bev & Richard Williams received 130,604 shares following the conversion of the Note on January 11, 2005.
(19)
Jamie McNeil received 24,000 shares following the conversion of the Note on January 11, 2005. Additionally, Jamie McNeil was issued a Warrant which shall expire on November 30, 2007 to purchase an additional 6,000 shares at $0.15.

(20)
Mike Saunders received 40,000 shares following the conversion of the Note on January 11, 2005. Additionally, Mike Saunders was issued a Warrant which shall expire on November 30, 2007 to purchase an additional 10,000 shares at $0.15.

(21)	Mark Reis received 40,000 shares following the conversion of the Note on January 11, 2005.
(22)	655888 BC Ltd. received 40,000 shares following the conversion of the Note on January 11, 2005.
(23)	Paul Stark received 48,000 shares following the conversion of the Note on January 11, 2005.
(24)	Wes Miller received 48,000 shares following the conversion of the Note on January 11, 2005.
(25)	Ken Neuman received 48,000 shares following the conversion of the Note on January 11, 2005.
(26)	Ron German received 40,000 shares following the conversion of the Note on January 11, 2005.
(27)
Matt Hay received 64,000 shares following the conversion of the Note on January 11, 2005. Additionally, Matt Hay was issued a Warrant which shall expire on November 30, 2007 to purchase an additional 16,000 shares at $0.15.

(28)	Sean Dickinson received 40,000 shares following the conversion of the Note on January 11, 2005.
(29)	Rob Hutchison received 250,000 as part of the conversion of liabilities into shares of the Company.
(30)
Jeanne Chow received 351,280 shares in lieu of cash compensation for services. Jeanne & Kenny Chow also received 1,120,000 shares as part of the LCC Transaction. These shares correspond to the percentage ownership that Jeanne and Kenny jointly held in the LCC Group.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;

•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Position Held with the Company	Age	Date First Elected or Appointed
Tammy Lynn McNabb	Chief Executive and Financial Officer, Director and Chairman	36	November 23, 2004

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Tammy Lynn McNabb - Chairman Chief Executive Officer and Chief Financial Officer -

By way of educational background, Mrs. McNabb attended the British Columbia Institute of Technology from 1987-1990.  While there, Mrs. McNabb was enrolled in the Marketing Sales Management Program.

Presently, Mrs. McNabb has over 15 years of experience in Marketing and Sales.  As part of her experience, Mrs. McNabb was involved with Marketing for a large English Publication company for 4 years in Tokyo, Japan.  While in Japan, Mrs. McNabb capitalized on her stay by studying Japanese and earning a level 4 proficiency certification. Moreover, Mrs. McNabb has specialized in various start-up companies, including high-tech and public relations firms.  During the tech boom in the 1990’s, Mrs. McNabb worked in management for a very successful start-up Internet Service Provider and used this experience to begin her journey into entrepreneurship.

In June 1999, Mrs. McNabb began a public and investor relations firm tailored to serving publicly traded companies.    Mrs. McNabb’s keen sense of the public market has allowed tremendous success in both capital raising for under funded companies and overall media exposure.

Ultimately, Mrs. McNabb began another venture of her own, the Low-Carb Centre, Inc.  Low-Carb Centre was Canada’s first low carbohydrate retail wellness centre.  Additional retail locations and a bakery specializing in this market soon followed.  Mrs. McNabb is currently pursuing expansion on a global level of various health and wellness products for the ever booming Health Industry.  Recently, Mrs. McNabb was recognized for her efforts as an Entrepreneur in the Culinary Industry by the Forum for Women Entrepreneurs.

Family Relationships

There are no family relationships between any of our company's directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 19, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address	Shares Beneficially Owned (1) (2)	Percent of Class
Tammy-Lynn McNabb	11,024,810	33.22
Ford Sinclair	2,161,765	6.51
Thunderbird Global Corporation	1,725,000	5.20
TOTAL	14,911,575	44.93

(1)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of the registration statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are exercisable within 60 days of the date of this registration statement have been exercised. Unless otherwise indicated, the company believes that all persons named in the table have voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	The shares referenced herein are as reflected in the records of the Registrant’s transfer agent on June 13, 2005.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Vitasti, Inc.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 90,000,000 shares of common stock $.0000029 par value, and 10,000,000 shares of preferred stock with $.0001 par value. As of June 13, 2005, there were 33,186,966 shares of our common stock issued and outstanding, including shares underlying any subscription or convertible note. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Vitasti, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For the foreseeable future, our common stock will most likely continue to be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders was passed upon by the Law Office of Wade D. Huettel, Esq.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with any of our accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Peterson Sullivan, PLLC, (“Peterson Sullivan”) is the independent accounting firm and the principal accounting firm that has audited our financial statements for the years ended May 31, 2004 and December 31, 2004. The decision to appoint Peterson Sullivan was ratified/confirmed by our shareholders on October 26, 2004. For further information relating to our confirmation/ratification of Peterson Sullivan, please refer to our Definitive Schedule 14C Information Statement dated October 26, 2004 on file with the Commission.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2004 and May 31, 2004, filed with this prospectus and registration statement, have been audited by Peterson Sullivan, as set forth in their report accompanying the consolidated financial statements. The financial statements referred to above are included herein in reliance upon such reports given upon the authority of the firm as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, a director or officer of Vitasti shall not be personally liable to Vitasti or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the rights of Vitasti and its shareholders (through shareholders' derivative suits on behalf of Vitasti) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Vitasti believes that the indemnification provisions in its Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF BUSINESS

Forward Looking Statements

This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes. Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. Our estimates were based on our historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Our critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments, are outlined below in‘‘—Critical Accounting Policies,’’ and have not changed significantly.

In addition, certain statements made in this report may constitute “forward-looking statements”. These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specifically, 1) our ability to obtain necessary regulatory approvals for our products; and 2) our ability to increase revenues and operating income, is dependent upon our ability to develop and sell our products, general economic conditions, and other factors. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected-in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Overview

The Company was incorporated on December 18, 1997, pursuant to the laws of the State of Delaware under the name of Autoeye Inc. On February 25, 2000, as part of an acquisition of The Forest Industry Online Inc., we changed our name to forestindustry.com, Inc. Prior to this acquisition, our Company was inactive. On October 25, 2002, we entered into a share exchange agreement with GolfLogix, Inc., a British Columbia, Canada corporation (“GolfLogix Canada”) that was incorporated in February 2000, as West Coast Electric Vehicle Distributors, Inc. Under the terms of the Share Exchange Agreement, we acquired all of the outstanding shares of GolfLogix Canada in exchange for 2,500,000 shares of our common stock. As a result, GolfLogix Canada was a wholly owned subsidiary of our Company.

Prior to the acquisition of Golflogix Canada, our business activities included designing web sites and operating and maintaining a computer internet web site for companies associated with the forest and wood product industries. However, subsequent to the acquisition of this business we failed to generate profitability and incurred negative cash flows from operations. GolfLogix Canada, a distributor of golfing merchandise and has entered into an agreement to purchase a licensing right to market and distribute the GolfLogix System in Canada.

After our acquisition of GolfLogix Canada, on November 30, 2002, we entered into a stock purchase agreement with Cherry Point Consulting, resulting in a divestiture of the assets of Forest Industry Online. Under the agreement, Cherry Point Consulting purchased shares of Forest Industry Online and assumed all of the related assets and liabilities of the same. On January 7, 2003, we changed our name to Global Golf Holdings, Inc.

On April 15, 2004, the Company filed a Form 8-K announcing that due to lack of success in executing the Company’s business plan and considerable underfunding of the same, that the Board of Directors had determined that it was no longer viable to continue operations under the current business plan.

The Company acquired a subsidiary on November 23, 2004 and since that date has adopted the subsidiary’s business plan which is to sell and distribute low carbohydrate and sugar-free foods through retail and wholesale outlets in Western British Columbia, Canada, and through the internet. The Company had also been in the business of marketing, rental, and distribution of golf merchandise until December 31, 2004, when management decided to discontinue the golf line of business. Accordingly, the golf operations have been discontinued operations and the Company has only one operating business segment.

Merger (Acquisition)

On November 23, 2004 the Registrant closed on the Acquisition Agreement (the “Agreement”) with Low Carb Centre and affiliates (hereinafter the “LCC Group”) (the transaction shall be referred to as the “LCC Transaction”). LCC is a privately held company organized under the laws of British Columbia, Canada with its primary business being the retail sales and distribution of gourmet low carbohydrate food products through its traditional brick-and-mortar retail stores and the World Wide Web at www.lowcarbcentre.com. The Low Carb Bakery (“LCB”) is a privately held company organized under the laws of British Columbia, Canada with its primary business being the manufacturing of food products for the LCC retail market. McNabb & Associates (“MNA”) is a privately held company organized under the laws of British Columbia, Canada with its primary business being the management and supervision of the business operations of both LCC and LCB.

Under the terms of the LCC Transaction, the Registrant acquired substantially all of the assets of LCC, including, but not limited to, LCC’s suppliers, customer and vendor lists and records pertaining thereto, the trade names “Low Carb Centre,” “Low Carb Bakery” and “McNabb and Associates,” all registered and unregistered trademarks, service marks, sales marks, colors, names and slogans relating to the business, and all applications for any of the foregoing, together with all of the Sellers’ rights to use all of the foregoing forever, and all goodwill associated with the foregoing, the existing phone number(s) and websites of the business, all assets referred to or referenced within any audited financial statements of the business in preparation or consideration of the closing of the LCC Transaction and any and all recipes, trade secrets, trade practices, décor, goodwill, clients, equipment, furniture, assets, machinery, trade fixtures, miscellaneous supplies, inventory, existing contracts and tangible personal property.

GGLF did not assume any liabilities of LCC, with the exception of the convertible notes (the “Notes”). The Notes shall be converted (the “Conversion”) into common shares of the Registrant at $0.125 per share by the holders of said Notes the “Note Holders”). The Conversion shall include the principal amount of the respective Note along with any unpaid interest. Each Noteholder has an additional 25% warrant exercisable at $0.15 per share. The issuance of the Notes provided necessary capital in order to allow LCC to remain operational during the pendency of the LCC Transaction. On November 30, 2004, the Registrant assumed 16 Notes in the total aggregate amount of USD$221,962.

The Notes were convertible at the rate of USD$0.125 per share. The convertible debt also included detachable warrants to purchase additional shares at a rate of one additional share for each four shares convertible exercisable at USD$0.15 per share. In January 2005, the Company issued 1,695,452 shares of common stock on conversion of this debt, i.e. the Notes.

Consideration for the LCC Transaction was 14,743,199 newly issued shares of the Registrant post-reverse split. The terms and conditions of the Agreement were determined in arm’s length negotiations between the Registrant and LCC.

The terms and conditions of the Asset Purchase Agreement were determined in arm’s length negotiations between the Company and LCC.

Our Business

The Company's primary objectives over the next year are:

1.	Acquire additional inventory, manufacture our own product lines, private label various wellness products and market our business to our customers through retail and on-line purchases.

2.             To represent 100 products exclusively in Asia for distribution.

3.
Since we are first to market in Canada selling via retail and online, we should be able to maintain market share by opening additional corporate retail stores across Canada within the next year and US franchises in 2006.

4.
Continue expansion in the Asian market place for distribution of our products and products we represent exclusively. Currently South Korea is being distributed to and we are in negotiations for distribution in Japan.

The keys to success in this business are:

•	Product Quality - the industry is known for many products of questionable quality, our goal is to provide exceptional products that the consumer will buy on an ongoing basis.
•	Marketing: either dealing with channel problems and barriers to entry, or ensuring we receive proper exposure in the mass market.
•              Management: products delivered on time, costs controlled, and marketing budgets managed.

Nation-wide, 47.9 per cent of Canadians have a body-mass index of 25 or more with estimates of this number reaching 60% by 2005. Almost 15 per cent of them are obese, with a BMI exceeding 30. Consumers are desperately seeking new weight control products which are convenient and which provide an effective solution to weight loss. Although the manner and motivations by which North Americans' “diet” has changed dramatically, sales in this market already exceed $49 billion US and over $5 billion Canadian. Supplement, functional food and pharmaceutical marketers are following suit.

Almost three-quarters of all primary household grocery shoppers confess that their purchases were “at least a little influenced” by their desire to control weight, reports the Food Marketing Institute. Nearly nine in ten North Americans used low fat foods in 2000 and 85 per cent low calorie, one-third of all shoppers say they increased usage of low calorie foods, according to the Natural Marketing Institute. In a recent survey by Food Processing magazine of the top 400 U.S. food companies' executives, functional foods and nutraceuticals topped the list of the most important food categories for growth. Reduced calorie foods ranked 4th and low fat 9th. Not surprisingly, new products that actively promote some form of low calorie, reduced calorie or weight-oriented claim—either on the package or in trade literature showed increased sales.

During the past two years, two unique trends have emerged in the food oriented weight control market. First, high protein, low carbohydrate products led by the Atkins Diet and his Advantage line. Secondly, a new trend to high satiety foods has begun to take shape. With lunch and dinner being eaten later, satiety products address a need to stay “full” longer and avoid unhealthy snacking. From an ingredient standpoint, calorie reduction agents, consisting of fat reducers and non-nutritive sweeteners, are the largest single food additive category valued at $1.3 billion. Sales are predicted to continue to increase to $1.9 billion in 2002 by Business Communications Co. (Norwalk, CT).

North American women's desire to lose 20 pounds is at an all time high. In fact, according to an innovative new study by the NPD Group, “Dieting in America: The Skinny on Women, Health and Diet,” 65 per cent of meal preparers fall into this category. In a detailed analysis of the “dieting” market, The NPD Group has found that almost half of all women are actively monitoring their diet and weight concerns are a key part of that!

The Canadian Heart Health Survey showed that 38% of adult males and 80% of adult females had BMIs of 27 or higher. In the Canadian National Health and Nutrition Examination Survey, approximately 40% of men and 60% of women who were obese stated that they were trying to lose weight. It was estimated that 50% of all women are dieting at any one time and it is estimated that 72% of adolescents and young adults were dieting. In Canada, it was striking to note that one third of women who had a healthy BMI (20-24) were trying to lose weight.

The key market segments for the health food and diet industry are customers who understand the benefits of a low carbohydrate sugar free reduced diet or those wanting to loose weight and are interested in a new program. In particular, men and women who fall in the 20-64 year old age bracket. This represents 61% of the Canadian population (50% men and 50% women equally).

Target Market Segment Strategy

Our choice of target market is strategic. The per capita value statistics indicate that North American consumers are health conscious and willing to spend more on high quality products. However, they expect more service and quality for the price. The main trends and characteristics of North American food consumption include:

•	a desire for genuine, natural and fresh products
•	growing demand for light or dietetic products
•	increased importance of breakfast and snacking in the diet
•	increased emphasis on time saving meals, although not to the extent that quality is sacrificed due to an increase in the number of working women
•	emergence of a new, educated consumer who wants more nutritional information and more services
•	value

The health food and products segment is considered one of the fastest growing retail sectors in North America. The typical health food consumer is between 20-64 years old, and is in the middle to upper income bracket.

By selling our product through various distribution channels (online sales, retail sales through our own store(s) and other health and food stores) we believe that we will be able to meet the demand for products in the health and wellness and diet markets.

Competition and Buying Patterns

Since we opened our first low carbohydrate store in 2003 and received substantial media attention, there have been a number of large and small players who have entered the market. Prior to our opening, there were no low carb retail stores in Canada.

We are currently seeing a ‘correction’ in the market as there has been a number of unqualified retailers who have entered the market without proper financing or a business strategy. These retailers are now closing their doors and removing themselves from the market. Large chains are not carrying as many, if any low carb products in their stores. LowKarb Biz magazines states that those who have been first to market with proper planning will be the last standing in the industry. As we were first to market in Canada and have established our name brand in the US as well, we believe that we are perfectly positioned to regain market share within the next several months of 2005 and anticipate great success for the future of our company.

The company is currently in the process of converting the store’s name from Low Carb Centre to Vitasti Lifestyle Markets. This will allow the Company to expand its product mixes to include various other health products, and not just low carbohydrate and sugar-free products.

Strategy and Implementation Summary

1.
Emphasize service and support. We must differentiate ourselves as a unique service available to the consumer. We need to establish our business offering as a clear and viable alternative for our target market.

2.
Build a relationship-oriented business. For the retail stores we must build long-term relationships with clients, not single-transaction deals with customers. This is why our products must be of absolute quality. Become their resource centre, not just a vendor. Make them understand the value of the relationship.

3.	Focus on target markets. We need to focus our offerings on women and men who are on diets or health living is their focus

As a corollary, distributing to chain stores and health food stores is also appropriate. We want to compete for the buyers who go to these stores, and we definitely want to be able to sell to individuals who want to shop at a reliable, convenient, full-service vendor.

Marketing Strategy

Media Advertising - Periodic advertising will be placed in local papers.

Trade Shows - are attended by the company within Canada and the US to promote our private label line along with the products that we have exclusive rights for.

Direct Mail - flyers will be delivered through Post to residents within the vicinity of each retail store.

Online Marketing - an opt-in email campaign is directed to other regions for the online store. We will aggressively market online via buying targeted key word searches on select search engine, and direct market with emails to our present database. We will pursue online media and anticipate the same success level as our traditional media campaign.

Sales Calls (for Distribution) - relationships have been established to distribute our line and the lines of product we represent.

There are a number of distribution channels for our products and the products we represent. We are currently working with several top brokers for distribution in North America and Asia.

We have received extensive media coverage of our low carbohydrate store(s) and product line. Our media campaigns have had us featured on every national and local TV, Radio, Newspaper and talk show in Canada. We were recently mentioned in TIME MAGAZINE, The Globe and Mail and the National Post. We are also looking at an appearance on The Shopping Channel to sell some of our leading edge products to be launched in the fall of 2005.
Sales Strategy

Our sales strategy is very aggressive and services our bottom line within a short period of time. The four areas of sales are to the consumer through retail sales, to the consumer online, to the distributors and to retail chains.

Our strategy for the consumer is to provide additional 'value added services' that will make the selling process smoother. The manufacturers will give samples for the consumer to taste in store, the in store 'deli' will act as an additional avenue for the consumer to try finished products. Cooking classes and seminars will further assist the customer in preparing meals with our product line.

For the large retail stores we have large volume discounts of 10-20% from our manufacturers.

As product quality will be of utmost importance in our success, we will only carry products that meet their nutritional and taste claims. Having a superior line of products will allow us to aggressively, and confidently, sell products through distribution channels.

Online Retail Summary

The lowcarbcentre.com content site focuses on providing an online store for consumers who live in remote areas to purchase product at below retailing prices. Most importantly it is an online community for the visitor to acquire information on the low carb - sugar free lifestyle.

Vitasti.com and Lowcarbcentre.com have a fast loading, extremely user friendly user interface (UI) to encourage users to browse and click through as many pages on the site as possible. The UI is key to the Web strategy, as it needs to appeal to the audience, but at the same time be simple and clean.

Both addresses will provide a marketplace for relevant information to consumers. Key to the Web strategy is to arrange information in such a way as to make sure that each user is not overwhelmed by content.

The ultimate goal of providing information such as recipes, forums, and links to relevant sites is to encourage sales of products in the online store.

Our Website network has two main focuses:

•
    A resource site devoted to information, recipes, sample menus, reviews and diet tips, many in easy downloadable pdf format, where our customers can gather information, preview and visualize a low carb sugar free lifestyle.

•	A sales site where consumers can plan menus and buy products.

We will aggressively market online via buying targeted key word searches on select search engine, and direct market with emails to our present database. We have found past success with the Google Search engine during the Christmas holidays for gift baskets. We will pursue online media and anticipate the same success level as our traditional media campaign.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Change in Reporting Currency

Effective January 1, 2005, the Company changed its reporting currency from the U.S. dollar to the Canadian dollar. The reason for this change was because a majority of the Company’s assets and operations are located in Canada. All amounts set forth in this filing are in Canadian Dollars, unless otherwise indicated.

Liquidity and Capital Resources.

At March 31, 2005, we had $11,922 in cash and total current assets of $98,805 and our current liabilities were $269,126. As of the date of this report, we may require additional capital investments or borrowed funds to meet cash flow projections and carry forward our business objectives with respect to current operations. If we require additional capital investments or borrowed funds to meet cash flow projections and carry forward our future business objectives, there can be no assurance that we will be able to raise capital from outside sources in sufficient amounts to fund our business.

At March 31, 2005, the Company had a net cash operating deficit of $63,199. However, the Company was able to fund operations by taking loans from its shareholders totaling $60,353.

Result of Operations.

Three-Month Period Ended March 31, 2005

Since management has decided to discontinue the golf segment in order to devote the Company’s time and resources to the new business plan of the Company, and due to the $24,826 loss incurred by the Company with respect to the discontinued operations during the quarter ended March 31, 2004, results of operations for the quarter ended March 31, 2005 will not be discussed in comparison with 2004.

As reported herein, revenue consists of net revenue from the sale of product through out traditional brick and mortar retail outlets and through our web based sales on the company’s website. During the quarter ended March 31, 2005, the Company generated revenue in the amount of $100,486.

During the quarter ended March 31, 2005, the Note Holders converted their Notes from debt into equity. Since the Notes were converted before the due date, each of the Notes was converted at a discount, thus resulting in an interest expense to the Registrant of $52,068.

Plan of Operation for The Next Twelve Months.

To date in 2005, we successfully completed several important milestones that we believe were fundamental to our being able to achieve growth from our low carb operations. These milestones include:

•	Development of several private label products currently being sold under the brand name “Carb Craver Alternatives”
•	First to market in North America as an all inclusive Wellness Centre leading to significant media attention
•	Development of a franchise model for planned future growth of Vitasti Lifestyle Markets
•	Completed significant research and development paving the way for future leading edge products
•	Acquired the assets of an operating company in the low carb business

As a result of the achievement of these milestones, and our marketing and business development efforts, which commenced prior to achieving these milestones, can be implemented with much greater effort and results. Our efforts are still aimed toward promoting our products and services that we offer presently, and those that we may offer in the future. A significant portion of the capital currently available to us will be used to provide the marketing and business development resources needed to achieve wider distribution and recognition of our services and products in the global market. We are presently shipping our products (packaged and in bulk) to Asian countries such as Korea that are currently realizing the low carb and wellness boom.

Our cash requirements depend on numerous factors, including product development activities, penetration of the direct sales market, market acceptance of new products, and effective management of inventory levels in response to sales forecasts. We expect to devote capital resources to continue our product development, expand manufacturing capacity and continue research and development activities. We will examine other growth opportunities, including strategic alliances, and we expect any such activities will be funded from existing cash, as well as issuance of additional equity or additional borrowings, subject to market and other conditions.

We believe that our existing cash balances will be sufficient to fund current operations, but any additional growth of the company will require additional cash infusions. We may face expenses or other circumstances such that we will have additional financing requirements. In such event, the amount of additional capital we may need to raise will depend on a number of factors. These factors primarily include the extent to which we can achieve revenue growth, the profitability of such revenues, operating expenses, research and development expenses, and capital expenditures. Given the number of product development programs that we have ongoing and not complete, it is not possible to predict the extent or cost of these additional financing requirements.

Notwithstanding the numerous factors that our cash requirements depend on, and the uncertainties associated with each of the major revenue opportunities that we have, we believe that our plan of operation can build long-term value if we are able to demonstrate clear progress toward our objectives. We expect to launch a series of new product lines within the next 6 months in the Canadian, United States, Korean and Japanese markets.

For example, the Registrant is expected to sign a memorandum of understanding with Someo International during the second quarter of 2005. Someo International specializes in developing trade relations between Canadian manufacturing companies and South East Asian buyers.  Someo and Vitasti have agreed in principal to have Someo represent Vitasti’s product lines, and those that it represents, in the Asian marketplace.  By and through its relationship with Someo, the Registrant should see an immediate growth in the Asian markets that should represent significant value. We believe that our international sales efforts will succeed based upon the market need, the performance of our products, our competitive pricing, the distribution and marketing channels we are pursuing, and the quality of our professional staff.

Progress in our contract development and manufacturing initiatives and new research and development will also likely lend credibility to our plan to become profitable. We anticipate that we will hire several new members to our sales, marketing, research and development, regulatory and administrative staff during the course of 2005 in order to fully implement our plans for growth.

This Company does not anticipate any contingency upon which it would voluntarily cease filing reports with the SEC. It is in the compelling interest of this Registrant to report its affairs quarterly, annually and currently, as the case may be, generally to provide accessible public information to interested parties, and also specifically to maintain its qualification for the OTCBB.

Results of Operation

Since management decided to discontinue the golf segment in order to devote the Company’s time and resources to the new business plan of the Company, and due to the loss incurred by the Company with respect to said discontinued operations during the year ended May 31, 2004, results of operations for the seven months ended December 31, 2004 will not be discussed in comparison with the year ended May 31, 2004.

Recent Accounting Pronouncements

SFAS No. 151, "Inventory Costs," is effective for fiscal years beginning after June 15, 2005. This statement amends the guidance in Accounting Research Bulletin ("ARB") No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The adoption of SFAS 151 is expected to have no impact on the Company's financial statements.

SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions," is effective for fiscal years beginning after June 15, 2005. This statement amends SFAS No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in American Institute of Certified Public Accountants Statement of Position 04-2, Accounting for Real Estate Time-Sharing Transactions. The adoption of SFAS No. 152 is expected to have no impact on the Company's financial statements.

SFAS No. 123(R), "Share-Based Payment," replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." This statement requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The Company is required to apply this statement in the first interim period that begins after December 15, 2005. The adoption of SFAS No. 123(R) is expected to have no impact on the Company's financial statements.

SFAS No. 153, "Exchanges of Nonmonetary Assets" - an amendment of APB Opinion No. 29, is effective for fiscal years beginning after June 15, 2005. This statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair-value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. The adoption of SFAS No. 153 is expected to have no impact on the Company's financial statements.

FIN No. 46(R) revised FIN No. 46, "Consolidation of Variable Interest Entities," requiring the consolidation by a business of variable interest entities in which it is the primary beneficiary. The adoption of FIN No. 46 did not have an impact on the Company's financial statements.

The Emerging Issues Task Force ("EITF") reached consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1") which provides guidance on determining when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. The FASB issued FSP EITF 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, 'The Meaning of Other-Than-Temporary Impairment and Its Applications to Certain Investments'" ("FSP") which delays the effective date for the measurement and recognition criteria contained in EITF 03-1 until final application guidance is issued. The Company does not expect the adoption of this consensus or FSP to have a material impact on its financial statements.

The EITF reached a consensus on Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share" ("EITF 04-8"), which addresses when the dilutive effect of contingently convertible debt instruments should be included in diluted earnings (loss) per share. EITF 04-8 is effective for reporting periods ending after December 15, 2004. The adoption of EITF 04-8 did not have an impact on diluted earnings (loss) per share.

Critical Accounting Policies

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DESCRIPTION OF PROPERTY

Our administrative offices and research facilities are located in North Vancouver and Coquitlam, British Columbia Canada. We lease approximately 2500 square feet of industrial space for $2,500 per month, manufacturing space of approximately 1500 square feet for $1,750 per month and retail space of approximately 1700 square feet at $5400.00 per month. Collectively, all of the space we lease is utilized for retail sales, research and development, as offices and for production purposes. All of the Registrant’s leases expire in 2008. It is our belief that the various spaces are adequate for our immediate needs. Additional space may be required as we expand our research and development activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded under the symbol “VITS.”

The Company's Common Shares were traded on the OTC Bulletin Board Market under the symbol “GGLF.” Beginning December 9, 2004, the trade symbol was changed to “VITS,” since that time our Common Shares have been traded on the Over The Counter Bulletin Board (“OTCBB”). The following table sets forth the high and low bid prices for Common Shares as reported by OTCBB for the periods indicated. Quotations on OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
2003
First Quarter	$7.14	$2.75
Second Quarter	$5.78	$2.04
Third Quarter	$6.12	$1.70
Fourth Quarter	$9.18	$3.40

2004
First Quarter	$10.20	$4.08
Second Quarter	$5.10	$0.68
Third Quarter	$1.36	$0.34
Fourth Quarter	$0.59	$0.20

2005
First Quarter	$0.64	$0.07
Second Quarter *	$0.15	$0.08

* As of June 17, 2005

NOTE: ALL PRICES IN THE ABOVE TABLE ACCOUNT FOR THE 1:34 REVERSE-SPLIT THAT TOOK PLACE ON OR ABOUT DECEMBER 9, 2005.

On June 27, 2005, the closing bid quote for the Common Shares was $0.13 per share.

Our common shares are issued in registered form. Select Fidelity Transfer Services Ltd. 335 Bay Street, Suite 600 Toronto, Ontario M5H 2R3 Canada is the transfer agent for our common shares. As of June 13, 2005, we had 33,186,960 shares of common stock outstanding and approximately 130 stockholders.

Trades of our common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, known as the Penny Stock Rule. This rule imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The Penny Stock Rules requires a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find it difficult to sell their shares.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table sets forth, for the periods indicated, the total compensation for services provided to us in all capacities by our Chief Executive Officer. No other executive officer received aggregate compensation exceeding $100,000 during 2004.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
				Awards
				Securities	All Other
	Annual Compensation(1)			Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	($)
Tammy Lynn McNabb	2004	$10,000	$0	0	$0
President and Chief Executive Officer; Chief Financial Officer	2005	120,000	20,000

(1)	Mrs. McNabb has served as President and Chief Executive Officer since November 23, 2004 and Chief Financial Officer since that same date.

Stock Options

We did not grant stock options to directors, officers, or employees in 2004 and no stock options were exercised in 2004. There were no shares of common stock underlying unexercised stock options at December 31, 2004.

Directors' Compensation

Vitasti's directors, who are not also employees of Vitasti, receive no monetary compensation. Each director is entitled to receive reimbursement of out-of-pocket expenses for attending Board of Director or committee meetings. Since the Company has no additional independent Directors, no such Directors are to receive options to purchase stock of Vitasti.

Compensation Committee Interlocks and Insider Participation

The Company has not formed a Compensation Committee, accordingly, the Board of Directors acts in the Compensation Committee’s capacity. The Board of Directors is responsible for reviewing and recommending salaries, bonuses and other compensation for Vitasti's executive officers.

Stock Options

In 2003, the Company adopted a fixed stock option plan that provides for the issuance of incentive and non-qualified stock options to officers, directors, employees and non-employees to acquire up to 5,000,000 shares of the Company's common stock. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and the vesting schedule.

FINANCIAL STATEMENTS

ATTACHED HERETO AS EXHIBITS 99.1 & 99.2.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, a director or officer of Vitasti shall not be personally liable to Vitasti or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the rights of Vitasti and its shareholders (through shareholders' derivative suits on behalf of Vitasti) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Vitasti believes that the indemnification provisions in its Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25	OTHER EXPENSES

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$500.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$30,000.00
Miscellaneous	$1,000.00
TOTAL	$41,500.00

            (1) We have estimated these amounts

Item 26	RECENT SALES OF UNREGISTERED SECURITIES

The following table sets forth our sale of securities during the last three years which securities were not registered under the Securities Act of 1933, as amended. Except as described in paragraph 13, no underwriters were employed with respect to the sale of any of the securities listed below.

During the first quarter of 2005, the Company issued additional common shares as follows:

(1)	156 free trading shares were issued to certain shareholders to account for the split that occurred on December 9, 2004;
(2)	1,695,452 restricted shares were issued to convertible note holders;
(3)	250,000 restricted shares were issued to an individual in satisfaction of a debt; and,
(4)	90,000 free trading shares were issued to an individual for consulting services.

Item 27	EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Articles of Incorporation (Previously filed with the SEC as an exhibit to the Registrant’s Definitive Schedule 14C Information Statement filed with the SEC on October 26, 2004)
3.2	Restated By-Laws (Previously filed with the SEC as an exhibit to the Registrant’s Definitive Schedule 14C Information Statement filed with the SEC on October 26, 2004)
5.1	Opinion of Wade D. Huettel, Esquire
10.1
Acquisition Agreement dated October 26, 2004, between Global Golf Holdings, Inc. and Low Carb Center, Inc., Low Carb Bakery, Inc. and McNabb and Associates, Inc. (Previously filed with the SEC as an exhibit to the Registrant’s Current Report on Form 8-K dated October 14, 2004, and incorporated herein by reference)

10.2	Form of Subscription Agreement
10.3	Form of Asset Purchase Agreement
10.4	Form of Convertible Note and Warrant
23.1	Consent of Wade D. Huettel, Esquire (included in Exhibit 5.1)
23.2	Consent of Peterson Sullivan, PLLC
99.1	Audited Financial Statements for Seven Months Ended December 31, 2004
99.2	Unaudited Financial Statements for Quarter Ended March 31, 2005

Item 28	UNDERTAKINGS

The undersigned Company hereby undertakes that it will:

(1)     file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)     any prospectus required by Section 10(a)(3) of the Securities Act;

(b)     reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)     any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)     for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Vitasti pursuant to the foregoing provisions, or otherwise, Vitasti has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Vitasti of expenses incurred or paid by a director, officer or controlling person of Vitasti in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Vitasti will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of North Vancouver, Province of British Columbia, Country of Canada on June 30, 2005.

Vitasti, Inc.

/s/ Tammy Lynn McNabb
By: Tammy Lynn McNabb
Chairman, Chief Executive Officer and Chief Financial Officer